Shire Pharmaceuticals Group plc
Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP  UK
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com


                                                          Shire

10 June 2003




Shire Pharmaceuticals Group plc (the "Company")

The Company announces that on 9 June 2003 The Hon James Grant QC, a non-executive director of the Company, exercised an option granted to him under the BioChem Pharma Stock Option Plan and acquired 31,859 ordinary shares of (pound)0.05p each in the Company at an option price of 125.00p per share. This option is due to expire on 16 June 2003. Subsequently, all the shares were sold at a price of 417.47p per share.

As a result of this transaction The Hon James Grant QC has an interest, excluding unexercised share options, in 4,551 ordinary shares of (pound)0.05p each in the Company.



T May
Company Secretary

For further information please contact:

Gordon Ngan - Investor Relations                        +44 1256 894 160


Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a rapidly growing international emerging pharmaceutical company with a strategic focus on four therapeutic areas
- central nervous system disorders (CNS), gastrointestinal (GI), oncology, and anti-infectives. Shire also has three platform technologies: advanced drug delivery, lead optimisation for small molecules and Biologics. Shire's core strategy is based on research and development combined with in-licensing and a focus on key pharmaceutical markets.

For further information on Shire, please visit the Company's website: www.shire.com